Exhibit 99

VIACOM REPORTS SECOND QUARTER 2005 RESULTS

•                  Revenues Up 10% to $5.9 Billion, Operating Income Up 4% to $1.4 Billion, Net Earnings From Continuing Operations Up 6% to $762 Million

•                  Diluted Earnings Per Share from Continuing Operations Up 15% to $.47

•                  Operating Income Led by Double Digit Increase In Cable Networks

New York, New York, August 4, 2005 – Viacom Inc. (NYSE: VIA and VIA.B) today reported results for the second quarter ended June 30, 2005.

Revenues increased 10% to $5.9 billion from $5.4 billion for the same quarter last year, led by growth in nearly every business segment including gains of 14% in Cable Networks and 24% in Entertainment, as well as increases in Outdoor and Radio.  Viacom’s revenues from advertising climbed 6%.  Operating income increased 4% to $1.4 billion, paced by increases of 14% in Cable Networks, 5% in Outdoor and 2% in Radio.  These gains more than offset declines at Entertainment, principally due to the timing and related advertising costs of theatrical releases, and at Television.

Net earnings from continuing operations in the second quarter of 2005 rose 6% to $762 million from $717 million, an increase of 15% to $.47 per diluted share, compared with $.41 per diluted share in the prior year.  Results for second quarter of 2004 included severance charges of $56 million, $34 million net of tax, or $.02 per diluted share.

For the second quarter of 2005, Viacom’s free cash flow was $889 million compared with $990 million for the same prior-year period, as higher earnings from continuing operations were more than offset by higher cash taxes and increases in capital expenditures.  Free cash flow reflects the Company’s net cash flow from operating activities of $1.04 billion less capital expenditures of $147 million.

For the six months ended June 30, 2005, revenues increased 8% to $11.4 billion, with growth in nearly every segment.  Operating income was up 5% to $2.6 billion, paced by Cable Networks and Outdoor.  Net earnings from continuing operations of $1.4 billion, or $.84 per diluted share, for the first half of 2005 compared with $1.3 billion, or $.77 per diluted share for the first half of 2004 which included a first quarter tax benefit of $111 million, or $.06 per diluted share, from the resolution of the Company’s federal income tax audit for the years 1997 through May 4, 2000, and severance charges.  Excluding these prior year items, net earnings from continuing operations increased 7% with diluted earnings per share growth of 15% for the first half of 2005.

Free cash flow for the six months ended June 30, 2005 was $1.7 billion versus $1.8 billion for the six months ended June 30, 2004, reflecting higher cash taxes and higher capital expenditures.

Sumner M. Redstone, Chairman and Chief Executive Officer of Viacom Inc., said, “Viacom passed the mid-year mark with significant operating momentum in key areas, including our cable and broadcast networks, which continue to register ratings gains and advertising revenue increases, despite softness in local TV advertising markets.  Other promising areas include Outdoor and Radio, both of which had revenue and operating income gains in the quarter.  Operating income declines in the second quarter in Entertainment and Television, respectively, were due primarily to the timing of print and advertising costs associated with War of the Worlds, which will record the bulk of its theatrical revenues in the third quarter and has already achieved worldwide box office grosses of $532 million, and lower television revenues, which did not match prior year licensing of Star Trek: Deep Space Nine, Frasier and Hollywood Squares.

“We continue to make excellent progress in returning value to shareholders through our share repurchase program, under which we have purchased $2.4 billion worth of stock in the first half of 2005, and a total of $4.7 billion to date under our $8 billion purchase program announced last fall,” Mr. Redstone added.  “We also continue to pursue our strategic goals through divestitures, targeted acquisitions and organic growth initiatives.  On July 22, we completed the sale of our Famous Players theater chain for approximately $400 million and last month we announced the acquisition of Neopets Inc., one of the most popular web sites for kids that, together with Nickelodeon, will give Viacom a leading online presence with this important demographic group.  Additionally, CBS News moved to the forefront in delivering news to the rapidly growing broadband internet market with the creation of a 24-hour, multi-platform digital news network.”

Business Outlook

The Company is on track to deliver mid single-digit growth in revenues and operating income and high single-digit growth in earnings per share.  The Company’s 2005 business outlook is based on 2004 revenues of $22.5 billion, operating income of $5.1 billion and diluted earnings per share of $1.54, which exclude the non-cash impairment and severance charges and the tax benefit recorded in 2004.  The 2005 outlook excludes one-time charges associated with the Company’s announced spin-off.

Spin-Off

On June 14, 2005, Viacom’s Board of Directors unanimously approved the creation of two separate publicly traded companies through a spin-off to Viacom stockholders.  The transaction will result in stockholders holding shares in both companies and is expected to be tax-free to stockholders.  The company to be spun will retain the Viacom Inc. name and will be comprised of MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment and Famous Music.  The other company, to be called CBS Corporation, will combine the CBS and UPN broadcast networks, Viacom Television Stations Group, Infinity Broadcasting, Viacom Outdoor, the CBS, Paramount and King World televisions production and syndication operations, as well as Showtime, Simon & Schuster and Paramount Parks.  In connection with the spin-off, which is expected to be completed in the first quarter of 2006, Viacom’s individual capital allocation strategies for the two companies will be tailored to the specific operating characteristics and investment requirements of each.

“Our objective is to offer our stockholders two strong operating entities that have the ability to take full advantage of their unique attributes and to expand and prosper over the long term,” Mr. Redstone said.  “Each will generate significant free cash flow, and is expected to be squarely within investment grade metrics, providing solid financial foundations to meet their current and future operating and investment needs.  CBS Corporation will focus on generating higher dividend yields relative to its peers in the media industry.  The new Viacom will not initially pay a dividend but will focus on using its free cash flow for organic growth, supplemented by complementary acquisitions in high growth areas, particularly in the digital and interactive space, as well as return value to stockholders through a significant share repurchase program.”

“In addition, each company will have a strong management team with a proven record of success.  Upon creation of the two companies, Tom Freston will become CEO of the new Viacom and Leslie Moonves will become CEO of CBS Corporation.  I will continue as Chairman and controlling shareholder of both companies.”

CBS Corporation is expected to initially have a targeted adjusted debt to operating income before depreciation and amortization (“OIBDA”) ratio in a range of 2.5x - 3.0x.  CBS Corporation expects to pay a regular dividend to stockholders that is no less than Viacom’s current annual dividend payout of approximately $450 million, resulting in an initial payout ratio that is among the highest in the media industry as a percentage of free cash flow.  The new Viacom is expected to have an initial targeted adjusted debt to OIBDA ratio of 1.75x.  After the spin-off, the intention is to increase new Viacom’s targeted adjusted debt to OIBDA ratio to approximately 2.75x.

Consolidated and Segment Results (Second Quarter 2005 versus Second Quarter 2004)

The Company’s five reportable segments were as follows: (i) Cable Networks, (ii) Television, (iii) Radio, (iv) Outdoor and (v) Entertainment.  On July 22, 2005, Famous Players, the Company’s Canadian-based theater chain, was sold.  For the three and six months ended June 30, 2005 and 2004, Famous Players, previously included in the Entertainment segment, is reported as a discontinued operation.

The following table sets forth the revenue sources of the Company and the percentage that each type contributes to consolidated revenues for the three and six months ended June 30, 2005 and 2004.

	Percentage of Total Revenues
	Three Months Ended June 30,		Six Months Ended June 30,
Revenues by Type	2005	2004	2005	2004
Advertising sales	61%	63%	62%	63%
Affiliate fees	12	12	12	12
Feature film exploitation	11	9	11	9
TV license fees	5	6	5	6
Publishing	3	3	3	3
Other	8	7	7	7
Total	100%	100%	100%	100%

Advertising sales are primarily generated from the Company’s Cable Networks, Television, Radio and Outdoor segments.  Affiliate fees are principally generated from Cable Networks.  Feature film exploitation reflects revenues from the Entertainment segment.  Television license fees are primarily generated from the Television segment.  Publishing revenues are included in the Entertainment segment.  Other primarily includes revenues from television and cable DVD and VHS sales, theme park operations and consumer products.

The tables below present Viacom’s revenues, operating income and depreciation and amortization for the three and six months ended June 30, 2005 and 2004 (dollars in millions).

	Three Months Ended June 30,		Better/	Six Months Ended June 30,		Better/
Revenues	2005	2004	(Worse)%	2005	2004	(Worse)%

Cable Networks	$1,999.6	$1,751.3	14%	$3,707.9	$3,182.4	17%
Television	2,025.7	2,049.0	(1)	4,166.9	4,305.8	(3)
Radio	566.5	561.3	1	1,029.3	1,016.4	1
Outdoor	499.3	484.0	3	928.4	887.3	5
Entertainment	879.6	709.1	24	1,696.5	1,472.4	15
Eliminations	(94.6)	(200.7)	53	(150.4)	(291.8)	48
Total Revenues	$5,876.1	$5,354.0	10%	$11,378.6	$10,572.5	8%

	Three Months Ended June 30,		Better/	Six Months Ended June 30,		Better/
Operating Income	2005	2004	(Worse)%	2005	2004	(Worse)%

Cable Networks	$711.1	$626.5	14%	$1,333.6	$1,146.9	16%
Television(a)	439.4	522.4	(16)	743.8	853.2	(13)
Radio	272.9	266.5	2	462.4	465.7	(1)
Outdoor	81.7	77.6	5	98.2	91.4	7
Entertainment(a)	(12.6)	57.1	n/m	62.9	119.8	(47)
Corporate expenses(a)	(67.7)	(87.7)	23	(116.7)	(124.2)	6
Residual costs	(29.6)	(28.5)	(4)	(59.3)	(56.9)	(4)
Eliminations	31.5	(60.9)	n/m	44.6	(59.0)	n/m
Total Operating Income(a)	$1,426.7	$1,373.0	4%	$2,569.5	$2,436.9	5%

(a)          2004 total operating income includes severance charges of $56.2 million, reported as follows:  Television ($10.4 million), Entertainment ($10.4 million) and Corporate expenses ($35.4 million).

n/m – not meaningful.

	Three Months Ended June 30,		Six Months Ended June 30,
Depreciation and Amortization	2005	2004	2005	2004

Cable Networks	$72.4	$78.3	$145.3	$150.8
Television	37.6	37.9	74.3	73.1
Radio	7.6	8.5	15.3	15.8
Outdoor	53.2	56.5	106.0	110.7
Entertainment	7.8	6.9	15.5	13.6
Corporate expenses	4.1	5.7	8.9	11.3
Total Depreciation and Amortization	$182.7	$193.8	$365.3	$375.3

Cable Networks (MTV Networks, including MTV, Nickelodeon, Nick at Nite, VH1, TV Land, Spike TV, CMT, Comedy Central, Logo and Paramount Parks; BET and Showtime Networks Inc.)

For the quarter, Cable Networks revenues increased 14% to $2.0 billion from $1.8 billion, driven by 19% growth in advertising revenues with gains across all MTV channels and at BET.  Affiliate fees increased 9% reflecting subscriber increases at MTV Networks, BET and Showtime.  Ancillary revenues, which represent approximately 15% of Cable Networks second quarter revenues, were up 13% over the same prior-year period, primarily reflecting higher international syndication and licensing, and higher home video revenues led by the Chappelle’s Show: Season 2 Uncensored DVD.  VIVA, acquired in August 2004, contributed $35 million of revenues for the quarter.  Parks revenues decreased 3% for the quarter primarily due to lower attendance.  Cable Networks operating income increased 14% to $711 million from $627 million due to higher revenues, partially offset by higher programming related expenses.  Cable Networks operating income as a percentage of revenues was 36% in the second quarter of 2005 and 2004.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)

For the quarter, Television revenues declined 1% to $2.0 billion as 4% growth in advertising revenues was more than offset by lower television license revenues principally due to the absence of Star Trek: Deep Space Nine, licensed in the second quarter of 2004.  Advertising revenues increased 7% at CBS/UPN Networks principally due to the strength of primetime and sports.  The Stations group advertising revenues decreased 4% reflecting softness in the local advertising market.  Television license revenues were 29% lower as the second cycle cable renewal of Everybody Loves Raymond did not match the prior-year contributions from Star Trek: Deep Space Nine and from the licensing of Frasier and Hollywood Squares.  Operating income for Television decreased 16% to $439 million from $522 million principally due to the revenue items noted above.  Television’s operating income as a percentage of revenues was 22% versus 25% in the second quarter of 2004.  Included in the prior-year’s operating results was a $10 million severance charge related to management changes.

Radio (Radio Stations)

For the quarter, Radio revenues increased 1% to $567 million from $561 million, principally reflecting local advertising growth of 2% offset by declines in national sales.  Operating income increased 2% to $273 million from $267 million in the same prior-year quarter, primarily due to the recognition of a net gain of $10 million resulting from the sale of fixed assets partially offset by higher expenses associated with legal proceedings.  Radio’s operating income as a percentage of revenues was 48% versus 47% in the second quarter of 2004.

Outdoor (Outdoor Advertising Properties)

For the quarter, Outdoor revenues increased 3% to $499 million from $484 million reflecting a 6% increase in North American properties partially offset by a 1% decline in Europe.  North American properties reflected 4% growth in U.S. billboards and display revenues, 21% growth in Canada and 16% growth in Mexico billboards.  Operating income increased 5% to $82 million from $78 million driven by higher revenues partially offset by higher billboard lease costs, higher employee-related expenses and the unfavorable impact of foreign exchange on expenses.  Fluctuations in foreign exchange rates accounted for approximately $10 million and $9 million of the increases in revenues and expenses, respectively.  Outdoor’s operating income as a percentage of revenues was 16% in the second quarter of 2005 and 2004.

Entertainment (Paramount Pictures, Simon & Schuster and Famous Music Publishing)

For the quarter, Entertainment revenues increased 24% to $880 million from $709 million principally due to increased worldwide home entertainment and theatrical revenues.  Home entertainment revenues were driven by higher DVD sales, including contributions from Lemony Snicket’s: A Series of Unfortunate Events and Coach Carter.  Second quarter theatrical releases included The Longest Yard, Sahara and War of the Worlds.  Features revenue increases were offset by higher theatrical and home entertainment print and advertising costs, which were up approximately $170 million over the prior-year quarter.  Publishing’s revenues decreased 5% from the prior year’s quarter which benefited from political titles and Stephen King’s “Dark Tower VI.”  Entertainment’s operating loss of $13 million for the second quarter of 2005 compares with operating income of $57 million in the prior-year period principally due to the timing of feature film releases and the recognition of expenses associated with these films.  Included in the prior-year’s operating results was a $10 million severance charge related to management changes.

Corporate Expenses

For the quarter, Corporate expenses, including depreciation, decreased 23% to $68 million from $88 million in the prior-year period which included a severance charge of $35 million.  Excluding this charge, Corporate expenses increased 29% for the second quarter of 2005 reflecting higher employee-related expenses.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  For the quarter, residual costs increased to $30 million versus $29 million in the prior-year period.  The increases in residual costs were due to higher amortization of actuarial losses primarily from the decrease in the discount rate to 5.75% in 2005 from 6.0% in 2004.

Eliminations

Eliminations primarily reflect the timing of intercompany transactions from the sale of television product to cable networks and the sale of feature films to cable and broadcast networks.

Other Items, Net

For the second quarter of 2005, Other items, net was a net loss of $20 million, principally reflecting losses from foreign exchange and losses associated with securitizing trade receivables.  For the second quarter of 2004, Other items, net was $32 million, principally reflecting a net gain on the sale of investments partially offset by losses associated with securitizing trade receivables.

Provision for Income Taxes

For the second quarter of 2005, the Company’s effective income tax rate of 38.6% benefited from a $22 million discrete tax item.  Excluding this benefit, the effective tax rate was 40.4% for the second quarter of 2005 versus 40.9% for the same prior-year period.

Discontinued Operations

Earnings (loss) from discontinued operations for the three and six months ended June 30, 2005 and 2004 include the results of Famous Players.  For the 2004 periods, discontinued operations also include Blockbuster Inc., which was split off from the Company in the fourth quarter of 2004.

Stock Purchase Program

Under the stock purchase program the Company is authorized to acquire from time to time up to $8 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  For the three months ended June 30, 2005, on a trade date basis, the Company purchased approximately 28 million shares of its Class B Common Stock for approximately $958 million.  From the inception of the program through August 2, 2005, the Company has purchased 131 million shares for approximately $4.7 billion leaving $3.3 billion remaining under the program.

Other Matters

On May 26, 2005, Viacom’s Board of Directors declared a quarterly cash dividend of $.07 per share to stockholders of record at the close of business on June 7, 2005, and approximately $112 million was paid to these stockholders on July 1, 2005.

Effective July 1, 2005, the Company realigned its segments to reflect the new management structure under its Co-Presidents and Co-Chief Operating Officers in anticipation of the spin-off.  Cable Networks will include the results of MTV Networks and BET.  Showtime will be reported in the Television segment, and Paramount Parks and Simon & Schuster will be combined and disclosed in an “all other” category to be named Parks/Publishing.  Beginning in the third quarter of 2005, prior periods will be reclassified to conform to this presentation.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online.  With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy.  Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, Spike TV, Showtime, Paramount Parks, and Simon & Schuster.  More information about Viacom and its businesses is available at www.viacom.com.

Information About the Transaction

This release contains information relating to the proposed separation of Viacom into two publicly traded companies. In connection with the proposed transaction, Viacom intends to file a Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission.  Investors and security holders are urged to read the Registration Statement and related materials that are filed with the SEC when they become available, because they will contain important information about the proposed transaction.  Investors and security holders will be able to obtain copies of these documents, and other documents containing information about Viacom, without charge, at the SEC’s website at www.sec.gov.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements, including Business Outlook, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; whether the proposed separation of the Company into two publicly traded companies will occur and, if it does occur, whether such separation will achieve anticipated results; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s previous news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December 31, 2004.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Carl D. Folta	Martin Shea
Executive Vice President, Corporate Relations	Executive Vice President, Investor Relations
(212) 258-6352	(212) 258-6515
carl.folta@viacom.com	marty.shea@viacom.com

Kristi Gorman	James Bombassei
Manager, Corporate Relations	Vice President, Investor Relations
(212) 846-6261	(212) 258-6377
kristi.gorman@viacom.com	james.bombassei@viacom.com

VIACOM INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues	$5,876.1	$5,354.0	$11,378.6	$10,572.5

Operating income	1,426.7	1,373.0	2,569.5	2,436.9

Interest expense	(181.8)	(178.4)	(363.2)	(357.9)
Interest income	5.6	3.0	9.1	7.6
Other items, net	(20.4)	31.5	13.7	20.9
Earnings before income taxes	1,230.1	1,229.1	2,229.1	2,107.5

Provision for income taxes	(474.6)	(502.6)	(881.0)	(753.0)
Equity in earnings (loss) of affiliated companies, net of tax	7.6	(8.4)	13.5	(10.5)
Minority interest, net of tax	(.9)	(.9)	(2.4)	(2.1)
Net earnings from continuing operations	762.2	717.2	1,359.2	1,341.9

Net earnings (loss) from discontinued operations	(8.4)	36.6	(20.4)	122.4
Net earnings	$753.8	$753.8	$1,338.8	$1,464.3

Basic earnings per common share:
Net earnings from continuing operations	$.48	$.42	$.84	$.78
Net earnings (loss) from discontinued operations	$(.01)	$.02	$(.01)	$.07
Net earnings	$.47	$.44	$.83	$.85

Diluted earnings per common share:
Net earnings from continuing operations	$.47	$.41	$.84	$.77
Net earnings (loss) from discontinued operations	$(.01)	$.02	$(.01)	$.07
Net earnings	$.47	$.43	$.83	$.84

Weighted average number of common shares outstanding:
Basic	1,600.2	1,724.3	1,612.5	1,727.6
Diluted	1,609.0	1,736.0	1,622.1	1,740.3

Dividends per common share	$.07	$.06	$.14	$.12

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three and six months ended June 30, 2005 and 2004.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings adjusted to exclude the following line items presented in its Statement of Operations: Net earnings (loss) from discontinued operations, net of tax; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below reconciliations of Total OIBDA to net earnings (loss) and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended June 30, 2005
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$783.5	$(72.4)	$711.1
Television	477.0	(37.6)	439.4
Radio	280.5	(7.6)	272.9
Outdoor	134.9	(53.2)	81.7
Entertainment	(4.8)	(7.8)	(12.6)
Corporate expenses	(63.6)	(4.1)	(67.7)
Residual costs	(29.6)	—	(29.6)
Eliminations	31.5	—	31.5
Total	$1,609.4	$(182.7)	$1,426.7

	Three Months Ended June 30, 2004
	OIBDA, excluding severance charges	Severance charges	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$704.8	$—	$704.8	$(78.3)	$626.5
Television	570.7	(10.4)	560.3	(37.9)	522.4
Radio	275.0	—	275.0	(8.5)	266.5
Outdoor	134.1	—	134.1	(56.5)	77.6
Entertainment	74.4	(10.4)	64.0	(6.9)	57.1
Corporate expenses	(46.6)	(35.4)	(82.0)	(5.7)	(87.7)
Residual costs	(28.5)	—	(28.5)	—	(28.5)
Eliminations	(60.9)	—	(60.9)	—	(60.9)
Total	$1,623.0	$(56.2)	$1,566.8	$(193.8)	$1,373.0

	Three Months Ended June 30,
	2005	2004
Total operating income before depreciation & amortization	$1,609.4	$1,566.8
Depreciation and amortization	(182.7)	(193.8)
Operating income	1,426.7	1,373.0
Interest expense	(181.8)	(178.4)
Interest income	5.6	3.0
Other items, net	(20.4)	31.5
Earnings before income taxes	1,230.1	1,229.1
Provision for income taxes	(474.6)	(502.6)
Equity in earnings (loss) of affiliated companies, net of tax	7.6	(8.4)
Minority interest, net of tax	(.9)	(.9)
Net earnings from continuing operations	762.2	717.2
Net earnings (loss) from discontinued operations, net of tax	(8.4)	36.6
Net earnings	$753.8	$753.8

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Six Months Ended June 30, 2005
	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$1,478.9	$(145.3)	$1,333.6
Television	818.1	(74.3)	743.8
Radio	477.7	(15.3)	462.4
Outdoor	204.2	(106.0)	98.2
Entertainment	78.4	(15.5)	62.9
Corporate expenses	(107.8)	(8.9)	(116.7)
Residual costs	(59.3)	—	(59.3)
Eliminations	44.6	—	44.6
Total	$2,934.8	$(365.3)	$2,569.5

	Six Months Ended June 30, 2004
	OIBDA, excluding severance charges	Severance charges	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Cable Networks	$1,297.7	$—	$1,297.7	$(150.8)	$1,146.9
Television	936.7	(10.4)	926.3	(73.1)	853.2
Radio	481.5	—	481.5	(15.8)	465.7
Outdoor	202.1	—	202.1	(110.7)	91.4
Entertainment	143.8	(10.4)	133.4	(13.6)	119.8
Corporate expenses	(77.5)	(35.4)	(112.9)	(11.3)	(124.2)
Residual costs	(56.9)	—	(56.9)	—	(56.9)
Eliminations	(59.0)	—	(59.0)	—	(59.0)
Total	$2,868.4	$(56.2)	$2,812.2	$(375.3)	$2,436.9

	Six Months Ended June 30,
	2005	2004

Total operating income before depreciation & amortization	$2,934.8	$2,812.2
Depreciation and amortization	(365.3)	(375.3)
Operating income	2,569.5	2,436.9
Interest expense	(363.2)	(357.9)
Interest income	9.1	7.6
Other items, net	13.7	20.9
Earnings before income taxes	2,229.1	2,107.5
Provision for income taxes	(881.0)	(753.0)
Equity in earnings (loss) of affiliated companies, net of tax	13.5	(10.5)
Minority interest, net of tax	(2.4)	(2.1)
Net earnings from continuing operations	1,359.2	1,341.9
Net earnings (loss) from discontinued operations	(20.4)	122.4
Net earnings	$1,338.8	$1,464.3

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

The following tables reconcile operating income for the Television and Entertainment segments, Corporate Expenses and total Company, excluding the impact of the 2004 severance charges to reported operating income for the three and six months ended June 30, 2005 and 2004.

	Three Months Ended June 30,		Better/	Six Months Ended June 30,		Better/
	2005	2004	(Worse)%	2005	2004	(Worse)%
Television:
Operating income, excluding charge	$439.4	$532.8	(18)%	$743.8	$863.6	(14)%
2004 severance charge	—	(10.4)		—	(10.4)
Operating income	$439.4	$522.4	(16)%	$743.8	$853.2	(13)%

Entertainment:
Operating income (loss), excluding charge	$(12.6)	$67.5	n/m	$62.9	$130.2	(52)%
2004 severance charge	—	(10.4)		—	(10.4)
Operating income (loss)	$(12.6)	$57.1	n/m	$62.9	$119.8	(47)%

Corporate Expenses:
Operating loss, excluding charge	$(67.7)	$(52.3)	(29)%	$(116.7)	$(88.8)	(31)%
2004 severance charge	—	(35.4)		—	(35.4)
Operating loss	$(67.7)	$(87.7)	23%	$(116.7)	$(124.2)	6%

Total Company:
Operating income, excluding charges	$1,426.7	$1,429.2	—	$2,569.5	$2,493.1	3%
2004 severance charges	—	(56.2)		—	(56.2)
Operating income	$1,426.7	$1,373.0	4%	$2,569.5	$2,436.9	5%

n/m – not meaningful

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash flow provided by operating activities	$1,035.4	$1,150.8	$1,946.7	$2,079.4
Less capital expenditures	146.6	78.1	230.3	140.4
Less operating cash flow from Blockbuster	—	83.2	—	102.1
Free cash flow	$888.8	$989.5	$1,716.4	$1,836.9

The following table presents a summary of the Company’s cash flows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net cash flow provided by operating activities	$1,035.4	$1,150.8	$1,946.7	$2,079.4
Net cash flow used for investing activities	$(490.2)	$(138.0)	$(495.2)	$(268.7)
Net cash flow used for financing activities	$(345.2)	$(358.8)	$(1,712.3)	$(948.1)

VIACOM INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

The following tables reconcile certain non-GAAP financial measures to reported financial measures included in this earnings release.  The Company believes that adjusting its financial results for certain items provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended June 30,		Better/	Six Months Ended June 30,		Better/
	2005	2004	(Worse)%	2005	2004	(Worse)%
Adjusted net earnings from continuing operations	$762.2	$751.0	1%	$1,359.2	$1,265.1	7%
Adjustments to reconcile to net earnings from continuing operations:
2004 severance charges, net of tax	—	(33.8)		—	(33.8)
Resolution of income tax audits	—	—		—	110.6
Net earnings from continuing operations	$762.2	$717.2	6%	$1,359.2	$1,341.9	1%
Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$.47	$.43	9%	$.84	$.73	15%
2004 severance charges, net of tax	$—	$(.02)		$—	$(.02)
Resolution of income tax audits	$—	$—		$—	$.06
Net earnings per diluted share from continuing operations	$.47	$.41	15%	$.84	$.77	9%

	Twelve Months Ended December 31, 2004(1)	2005 Business Outlook
Revenues	$22,525.9	Mid Single-Digit

Operating income, excluding charges	$5,084.3	Mid Single-Digit
Non-cash impairment charge	(17,997.1)
Severance charge	(56.2)
Operating loss	$(12,969.0)
Adjusted net earnings from continuing operations	$2,654.5
Adjustments to reconcile to net earnings (loss) from continuing operations:
Non-cash impairment charge, net of tax	(17,885.6)
Severance charge, net of tax	(33.8)
Resolution of income tax audits	205.4
Net loss from continuing operations	$(15,059.5)
Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings per diluted share	$1.54	High Single-Digit
Diluted impact on reported net loss and charges	$.01
Non-cash impairment charge, net of tax	$(10.43)
Severance charge, net of tax	$(.02)
Resolution of income tax audits	$.12
Net loss per diluted share from continuing operations	$(8.78)

(1)                                  The reported 2004 numbers include Famous Players which has been classified as a discontinued operation in the second quarter of 2005.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2004
Reconciliation of adjusted effective tax rate to effective tax rate:
Adjusted effective tax rate	40.4%	41.0%
Resolution of income tax audits	—	5.2%
Discrete tax item	1.8%	—
Effective tax rate	38.6%	35.7%